[LETTERHEAD OF WILLIAM C. SPORE & COMPANY, PC.]

                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to inclusion by reference in the Registration Statement on Form S-8 of Royal Financial Corporation dated April 6, 1999, pertaining to Royal Financial Corporation Stock Option Plan, of our reports dated January 14, 1998 and January 11, 1997 relating to the balance sheets of Royal Mortgage Corporation as of December 31, 1997 and 1998 and the related statements of loss, stockholders' equity and cash flows for each of the two year period December 31, 1997.


/s/ William C. Spore & Company, P.C.
William C. Spore & Company, P.C.
Certified Public Accountants

Bedford, Texas
March 27, 1999